Exhibit 99.1

FOR IMMEDIATE RELEASE

Cubist Pharmaceuticals Revises 2010 Net Revenue Guidance

•                  Total Net Revenue 2010 Guidance revised to a range of $634 Million to $640 Million

•                  U.S. Net Product Revenue Guidance revised to a range of $598 Million to $605 Million

Lexington, Mass., December 14, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced revised guidance ranges for 2010 total net revenues based on lowered expectation for  2010 U.S. net product revenues from CUBICIN® (daptomycin for injection). The company now anticipates 2010 total net revenues in the range of $634 to $640 Million, reflecting the new guidance range for 2010 U.S. net product revenues of $598 to $605 Million. Guidance for 2010 international revenues is unchanged, at around $25 Million.

“Cost pressures in U. S. hospitals continue to impact sales of branded therapies in the hospital setting. Based on U.S. sales data for CUBICIN through the first part of December, we now expect that results for Q4 will bring 2010 U.S. net revenues below the guidance range we provided as part of our Q3 Earnings call,” said Cubist President and CEO Mike Bonney. “We continue to articulate the clinical benefits of the drug for appropriate patients, and we are continuing to develop the story around the economic impact that CUBICIN can have in the hospital overall.”

About CUBICIN

CUBICIN® (daptomycin for injection) is approved in the U.S. and many other markets as therapy for Staphylococcus aureus bloodstream infections (bacteremia), including right-sided endocarditis caused by methicillin-resistant S. aureus (MRSA), and complicated skin infections caused by certain Gram-positive bacteria, including MRSA. CUBICIN is not indicated for the treatment of pneumonia. Most adverse events reported in clinical trials were mild to moderate in intensity. The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache. To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; and a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea). Cubist is also working on several pre-clinical programs being developed to address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding our 2010 revenue guidance. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following as they relate to the rest of 2010: the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; the ability to increase market penetration of CUBICIN, particularly as the growth of the market for CUBICIN slows or even declines; any changes in the current or anticipated ordering patterns, market demand or medical need for CUBICIN; any unexpected adverse events

65 Hayden Avenue, Lexington, MA 02421   P 781.860.8660   F 781.861.0566   www.cubist.com

related to CUBICIN; the effectiveness of our sales force and our sales force’s ability to access targeted physicians; competition in the markets in which we and our partners market CUBICIN; the ability of our international distributors and licensors to effectively market and sell CUBICIN in their territories; and a variety of other risks common to our industry.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent annual and quarterly reports with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference. Forward-looking statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com